Exhibit 99.1

CleanCore Solutions, Inc. (ZONE) Reports 2024 Fiscal Year Financial Results and Provides Business Update

Current cash position of $1.85M provides in excess of two years of runway given current operating revenues and expenses

Company expects to be cash flow positive in next 12 months

Record sales pipeline reflects strategic shift to direct sales

Gross margin increased to 49.6% in 2024 compared to 29.9% in 2023

Delivered Products to key B2B growth sectors including hospitality, healthcare, education, transportation and logistics

Omaha, NE, September 20, 2024 - CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), developer of patented technology that works as a safe and low-cost replacement for traditional cleaning chemicals, today reported its 2024 fiscal year financial results and provided a business update.

Clayton Adams, CEO of CleanCore Solutions commented, “Our cutting-edge aqueous ozone cleaning systems are being widely adopted in key sectors, including healthcare, education and aviation, given their ability to eliminate harmful chemicals while maintaining the highest standards of cleanliness and reducing labor costs for our clients. As more industries seek environmentally responsible solutions, CleanCore is at the forefront of this movement, offering technologies that are not only safer but also more cost-effective.”

“One of the most notable achievements this year has been our ability to drive a dramatic increase in gross profit margins— 49.6% in 2024, up from 29.9% in 2023. This improvement was largely driven by our strategic shift toward direct product sales, allowing us to control pricing, build closer relationships with our customers, and capture higher profitability. Given our strong cash position, recently launched initial purchase orders and robust sales pipeline, we expect to achieve our goal of cash flow positive results in the next 12 months.”

“As we look ahead, our focus remains on executing our growth strategy. We plan to continue expanding our presence in existing markets and enter new ones domestically and internationally. CleanCore’s solutions are uniquely positioned to meet the growing demand for eco-friendly alternatives as industries increasingly prioritize sustainability. With the global cleaning services market projected to reach $92.7 billion by 2027, CleanCore is poised to capitalize on this immense opportunity. We remain committed to innovation, strategic customer partnerships, and operational efficiency as we execute our strategy to further enhance margins, achieve sustainable profitability and deliver long-term value to our customers and shareholders.”

Financial Results

Revenue for the fiscal year ended June 30, 2024, was $1.6 million compared to $2.4 million for 2023. This reduction in revenue was primarily due to a deliberate and strategic shift in focus to a direct sales model, which resulted in a 9.0% increase in gross profit and an increase in gross margins to 49.9% compared to 29.9% for the same period last year. General and administrative expenses decreased by $3.2 million, or 56.2%, to $2.5 million for the year ended June 30, 2024, from $5.6 million for the year ended June 30, 2023. Net loss for the fiscal year ended June 30, 2024 was $2.3 million compared to $5.3 million for 2023. As of June 30, 2024, the Company had cash and cash equivalents of $2.0 million.

About CleanCore Solutions

CleanCore Solutions, Inc. (NYSE American: ZONE) is dedicated to revolutionizing cleaning and disinfection practices by harnessing the power of its patented aqueous ozone technology. The Company’s mission is to empower its customers with cost-effective, sustainable solutions that surpass traditional cleaning methods. Through innovation and commitment to excellence, CleanCore strives to create a healthier, greener future for generations to come. For more information, please visit https://www.cleancoresol.com/.

Forward Looking Statements

This press release contains information about our views of future expectations, plans, and prospects with respect to CleanCore’s business, financial condition, and results of operations that constitute or may constitute forward-looking statements. Any and all forward-looking statements are based on the management’s beliefs, assumptions, and expectations of CleanCore’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although CleanCore believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. CleanCore does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause CleanCore’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the SEC.

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